Exhibit 5.1

[Letterhead of Stacy L. Fox]

May 13, 2004

Visteon Corporation
17000 Rotunda Drive
Dearborn, MI 48120

Ladies and Gentlemen:

     I am Senior Vice President, General Counsel and Secretary of Visteon Corporation, a Delaware corporation (the “Company”), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) registering under the Securities Act of 1933, as amended (the “Act”), 1,800,000 shares of Common Stock, par value $1 per share, of the Company (the “Common Stock”) that may be delivered pursuant to the Visteon Corporation 2004 Incentive Plan, as amended and restated (the “Plan”).

     As Senior Vice President, General Counsel and Secretary of the Company, I am familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company and with its affairs, including the actions taken by the Company in connection with the Plan. I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinion hereinafter expressed. On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any newly issued Common Stock delivered pursuant to the Plan will, when so delivered, be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Stacy L. Fox
Stacy L. Fox Senior Vice President, General Counsel and Secretary